Exhibit 10.50

AMENDMENT NO. 1 AND LIMITED WAIVER

TO

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 1 AND LIMITED WAIVER dated as of August 3, 2009 (this “Amendment”), to the Amended and Restated Credit Agreement dated as of May 30, 2008 (the “Credit Agreement”), among HEARTLAND PAYMENT SYSTEMS, INC., a Delaware corporation (the “Borrower”), the LENDERS party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender and Issuing Bank (as such capitalized terms are defined in the Credit Agreement).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders, the Administrative Agent, the Swingline Lender and the Issuing Bank amend and waive certain provisions of the Credit Agreement, and such parties are willing to so amend and waive such provisions on the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

SECTION 2. Amendments to Article I. Article I of the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by deleting the following definitions therefrom in their entirety: “Assessment Rate”, “Base CD Rate” and “Three Month Secondary CD Rate”.

(b) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions therein in the proper alphabetical order:

“Amendment No. 1” shall mean Amendment No. 1 and Limited Waiver dated as of August 3, 2009, among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.

“Amendment No. 1 Effective Date” shall mean the date on which the conditions specified in Section 12 of Amendment No. 1 are satisfied.

“Collateral” means any and all property of the Loan Parties, now existing or hereafter acquired, that may at any time become subject to a Lien in favor of the Administrative Agent, on behalf of the Secured Parties, to secure any Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Service Center Mortgage and any other security agreement, pledge agreement, charge, mortgage, deed of trust, instrument or other document granting a Lien upon any Collateral as security for payment of the Obligations.

“Data Security Breach of 2008” means the security breach within the Borrower’s processing system as described in the Borrower’s Form 8-K and related attachments filed with the Securities and Exchange Commission on January 20, 2009.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests in which are owned directly by (a) the Borrower, (b) a Domestic Subsidiary that is not a direct or indirect Subsidiary of a Foreign Subsidiary or (c) any combination of the foregoing.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Secured Parties” means the holders from time to time of the Obligations.

“Security Agreement” means that certain Pledge and Security Agreement dated as of August 3, 2009, among the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties.

“Service Center Mortgage” means a mortgage, deed of trust or similar instrument executed by the Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties, encumbering the Service Center.

(c) The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Margin” means (a) with respect to the Term Loan, (i) for Eurodollar Loans, 3.00% and (ii) for ABR Loans, 2.00% and (b) with respect to a Revolving Loan, the percentage per annum set forth in the following table, based on the Total Leverage Ratio then in effect for the Borrower (it being agreed and understood that on the Amendment No. 1 Effective Date the Applicable Margin for Revolving Loans is 1.75% for ABR Loans and 2.75% for Eurodollar Loans).

Total Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans
Greater than or equal to 2.0 to 1.0	2.50%	3.50%
Less than 2.0 to 1.0 and greater than or equal to 1.5 to 1.0	2.25%	3.25%
Less than 1.5 to 1.0 and greater than or equal to 1.0 to 1.0	2.00%	3.00%
Less than 1.0 to 1.0	1.75%	2.75%

The Applicable Margin for Revolving Loans shall be determined in accordance with the foregoing table based on the Borrower’s most recent annual or quarterly financial statements delivered pursuant to this Agreement (the “Financials”). Adjustments, if any, to the Applicable Margin for Revolving Loans shall be effective on the date that the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to this Agreement, then the Applicable Margin for Revolving Loans shall be the highest Applicable Margin set forth in the foregoing table until the date that such Financials are so delivered.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) expense for Taxes for such period net of tax refunds, (iii) all FAS 123R expenses for such period, (iv) all amounts attributable to depreciation and amortization expense of the Borrower and the Subsidiaries for such period, (v) charges related to the Data Security Breach of 2008 in an aggregate amount during the term of this Agreement not to exceed $200,000,000 and (vi) any extraordinary losses not related to the Data Security Breach of 2008, minus (b) without duplication and to the extent included in Net Income, any extraordinary gains, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Facility Fee Rate” means 0.50% per annum.

“Guarantors” shall mean The Heartland Payroll Company, L.L.C., an Ohio limited liability company, Debitek, Inc., a Delaware corporation, Heartland Acquisition, LLC, a Delaware limited liability company, and any other direct or indirect present or future Domestic Subsidiary of the Borrower. “Guarantor” shall mean any of the Guarantors.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Loan Documents” means this Agreement, Amendment No. 1, the Guaranties, the Collateral Documents, the Promissory Notes, the Letters of Credit, any Letter of Credit applications and any other document executed in connection herewith now or hereafter, as any of the foregoing may hereafter be amended, supplemented, modified, renewed, or extended.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder or (iii) the Collateral, or the Administrative Agent’s Liens on the Collateral or the priority of such Liens. Notwithstanding anything to the contrary set forth herein, in no event shall the Data Security Breach of 2008, or any event or events leading thereto, resulting therefrom or proximately caused thereby, be deemed to constitute a Material Adverse Effect.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person that matures no earlier than March 31, 2013, the payment of which is subordinated to the Obligations to the written satisfaction of the Administrative Agent.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the granting of Liens pursuant to the Collateral Documents.

(d) Clause (e) of the definition of Permitted Encumbrances in Section 1.01 of the Credit Agreement is hereby amended to replace the reference therein to the term “Article VII” with a reference to “Section 7.01”.

(e) Section 1.04 of the Credit Agreement is hereby amended by (i) inserting the parenthetical “(including Capital Lease Obligations)” immediately following the phrase “all terms of an accounting or financial nature” and (ii) adding the following proviso at the end of such Section 1.04:

“; provided, further, that if for purposes of determining the outstanding amount of any Indebtedness (including, for the avoidance of doubt, any determination of Funded Debt), (x) any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by SFAS 159 issued by the Financial Accounting Standards Board in February 2007, or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and (y) any original issue discount with respect to such Indebtedness shall not be deducted in determining the outstanding amount of such Indebtedness”.

SECTION 3. Amendments to Article II. Article II of the Credit Agreement is hereby amended as follows:

(a) Section 2.05(j) of the Credit Agreement is hereby amended to replace the reference therein to the term “Article VII” with a reference to “Section 7.01”.

(b) Sections 2.11(a) and 2.11(b) of the Credit Agreement are amended to replace each reference therein to the term “Article VII” with a reference to “Section 7.01”.

(c) Section 2.16 of the Credit Agreement erroneously includes two clauses numbered “(d)”; the second clause “(d)” of Section 2.16 of the Credit Agreement is hereby re-numbered as clause “(e)” and the existing clause “(e)” of Section 2.16 of the Credit Agreement is hereby re-numbered as clause “(f)”.

(d) Article II of the Credit Agreement is hereby amended to add the following Section 2.19 thereto:

“SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Credit Lender is a Defaulting Lender:

(a) if any Swingline Exposure or LC Exposure of a Defaulting Lender exists, until the time when the Revolving Credit Lender is no longer a Defaulting Lender, the Borrower shall, within one Business Day following notice by the Administrative Agent, (i) prepay such Swingline Exposure or, if agreed by the Swingline Lender, cash collateralize the Swingline Exposure of such Defaulting Lender on terms satisfactory to the Swingline Lender and (ii) cash collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(b) the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that cash collateral will be provided by the Borrower in accordance with Section 2.19(a);

(c) other than as expressly set forth in this Section 2.19, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.19 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder; and

(d) In the event a Defaulting Lender retroactively cures to the satisfaction of the Administrative Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.”

SECTION 4. Amendments to Article III. Article III of the Credit Agreement is hereby amended as follows:

(a) Section 3.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 3.02. Authorization; Enforceability.

(a) The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and each other Loan Document to which the Borrower is a signatory has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Each of the Guaranties and other Loan Documents to which a Guarantor is a signatory is within the corporate or other similar organizational powers of the Guarantor that is a signatory thereto and has been duly authorized by all necessary corporate or other similar organizational powers and, if required, stockholder or other similar action. Each of the Guaranties and other Loan Documents to which a Guarantor is a signatory has been duly executed and delivered by the Guarantor that is a signatory thereto and constitutes a legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.”

(b) Section 3.03 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions, the Guaranties and the other Loan Documents (a) do not require any consent or approval of, registration or filing (other than financing statements) with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for other obligations to be completed pursuant to Section 5.11 hereof, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries (except for payments made pursuant to and in connection with this Agreement, the Guaranties, and the other Loan Documents), and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except for the Liens created by the Collateral Documents.”

(c) Article III of the Credit Agreement is hereby amended to add the following Section 3.12 thereto:

“SECTION 3.12. Collateral. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the respective Loan Parties in the Collateral described therein.”

SECTION 5. Amendments to Article V. Article V of the Credit Agreement is hereby amended as follows:

(a) Section 5.05 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and providing (i) for payment of losses to the Administrative Agent as its interests may appear, (ii) that such policies may not be canceled or reduced or affected in any material adverse manner for any reason without 30 days prior notice to the Administrative Agent, and (iii) that the Lenders and the Administrative Agent are additional insureds thereunder.”

(b) Article V of the Credit Agreement is hereby amended to add the following Sections 5.10 and 5.11 thereto:

“SECTION 5.10. Additional Collateral; Further Assurances.

(a) Upon the formation or acquisition of any Domestic Subsidiary of the Borrower (other than a Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary), the Borrower shall, within 15 days after such formation or acquisition (or such later date as the Administrative Agent may agree in its sole discretion):

(i) cause such Domestic Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a Guaranty, whereby such Domestic Subsidiary shall guarantee the obligations of the Loan Parties under the Loan Documents;

(ii) (A) cause such Domestic Subsidiary to become a grantor under the Security Agreement by executing and delivering to the Administrative Agent a supplement to the Security Agreement in the form specified therein, whereby such Domestic Subsidiary shall grant a security interest to the Administrative Agent in all of its assets constituting Collateral under the Security Agreement to secure the Obligations, and (B) take whatever action (including delivering properly completed Uniform Commercial Code financing statements) that may be necessary or advisable in the reasonable opinion of the

Administrative Agent to grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority (subject to Liens permitted by Section 6.02) perfected security interest in the assets of such Domestic Subsidiary purported to be subject to the Security Agreement;

(iii) (A) cause all of the Equity Interests owned by the Borrower and its Subsidiaries in such Domestic Subsidiary to be pledged to the Administrative Agent to secure the Obligations by causing the direct owners of such Equity Interests to execute and deliver to the Administrative Agent a supplement to the Security Agreement, (B) deliver or cause to be delivered to the Administrative Agent all certificates and undated stock powers duly executed in blank (to the extent the Equity Interests of such Domestic Subsidiary are certificated) and other documents required by the Security Agreement with respect to such Equity Interests and (C) take or cause to be taken such other actions as may be necessary to provide the Administrative Agent with a first priority perfected pledge of and security interest in such Equity Interests; and

(iv) deliver to the Administrative Agent documents of the types referred to in Section 12(i) of Amendment No. 1 with respect to such Domestic Subsidiary and, if requested by the Administrative Agent, favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect, enforceability, creation and perfection of the documentation referred to in subclauses (i), (ii) and (iii) above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Upon the formation or acquisition of any First-Tier Foreign Subsidiary of the Borrower, the Borrower shall, within 30 days after such formation or acquisition (or such later date as the Administrative Agent may agree in its sole discretion):

(i) (A) cause 65% of the Equity Interests owned by the Borrower and its Subsidiaries in such First-Tier Foreign Subsidiary to be pledged to the Administrative Agent to secure the Obligations by causing the direct owners of such Equity Interests to execute and deliver to the Administrative Agent a pledge agreement or similar agreement in form and substance reasonably satisfactory to the Administrative Agent, (B) deliver or cause to be delivered to the Administrative Agent certificates representing such Equity Interests and corresponding stock powers (to the extent the Equity Interests of such First-Tier Foreign Subsidiary are certificated) and other documents required by such agreement with respect to such Equity Interests and (C) take or cause to be taken such other actions as may be necessary to provide the Administrative Agent with a first priority perfected pledge of and security interest in such Equity Interests; and

(ii) deliver to the Administrative Agent documents of the types referred to in Section 12(i) of Amendment No. 1 with respect to such First-Tier Foreign Subsidiary and, if requested by the Administrative Agent, favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect, enforceability, creation and perfection of the documentation referred to in subclause (i) above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Without limiting the foregoing, the Borrower will, and will cause each of its Subsidiaries to, promptly execute and deliver, or cause to be executed and delivered (but in any event within thirty days after request therefor, or such later date as the Administrative Agent may agree in its sole discretion), to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings and other documents and such other actions or deliveries of the type required by Section 12 of Amendment No. 1 and the Security Agreement, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties, it being the intent of the parties hereto for the Administrative Agent, for the benefit of the Secured Parties, to at all times on and after the Amendment No. 1 Effective Date have a first priority (subject to Liens permitted by Section 6.02) perfected Lien on all of the personal property and material real property (excluding (i) 35% of the Capital Stock owned by the Borrower and its Subsidiaries in any First-Tier Foreign Subsidiary, (ii) deposit accounts used solely for Payroll Deposits, remote deposit capture processing accounts and card processing accounts, (iii) the items specifically excluded from the definition of Collateral in the Security Agreement, and (vi) other items approved by the Administrative Agent in its sole discretion) of the Borrower and its Domestic Subsidiaries.

(d) With respect to any fee interest in any real property with a reasonably estimated fair market value of $5,000,000 or more, owned or acquired by the Borrower or any other Loan Party, the Borrower or the applicable Loan Party shall promptly (and, in any event, within thirty days following the date of the Amendment No. 1 Effective Date or such acquisition, as applicable) (i) execute and deliver a first priority mortgage, deed of trust or other similar document (subject only to Liens permitted by Section 6.02 of this Agreement) in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property and complying with the provisions herein and in the Collateral Documents, (ii) if requested by the Administrative Agent, provide the Secured Parties with title insurance in an amount at least equal to the purchase price of such Real Property (or such other amount as the Administrative Agent shall reasonably specify), and if applicable, flood insurance and lease estoppel certificates, all in form and substance reasonably satisfactory to the Administrative Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent a survey of such real property, which shall be in form and substance satisfactory to the Administrative Agent, (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clause (i) above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (v) if requested by the Administrative Agent, use commercially reasonable efforts to obtain collateral access and Lien subordination agreements for each location (other than a location that is owned by the Borrower or another Loan Party) where any

Collateral with an aggregate fair market value in excess of $250,000 is maintained, such agreements to be in form and substance reasonably satisfactory to the Administrative Agent, executed by the owner of each such location. Notwithstanding the foregoing, the parties hereto acknowledge and agree that items (ii) and (iii) shall not initially be required with respect to the Service Center Mortgage, but the Administrative Agent retains the right to request such items in the future, and the Borrower shall promptly (but in any event within sixty days after request therefor) comply with any such request.

SECTION 5.11. Amendment No. 1 Post Closing Obligations. The Borrower will (a) execute and deliver, or cause to be executed and delivered, the documents and (b) complete, or cause to be completed, the tasks set forth on Schedule 5.11 attached to Amendment No. 1, in each case within the time limits specified on such schedule. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the deadlines for the delivery of documents and completion of tasks set forth on Schedule 5.11 shall preempt any contradictory deadlines for the delivery or completion of such tasks set forth herein or in any other Loan Document.”

SECTION 6. Amendments to Article VI. Article VI of the Credit Agreement is hereby amended as follows:

(a) Clause (c) of Section 6.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that any loan or advance related to such Indebtedness is permitted by Section 6.04;”

(b) Schedule 6.02 attached to the Credit Agreement is hereby replaced in its entirety with Schedule 6.02 attached to Amendment No. 1.

(c) Subclause (ii) in clause (a) of Section 6.03 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(ii) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary, provided that if the Subsidiary that is to be merged out of existence is a Guarantor, the surviving entity is a Guarantor,”

(d) Subclause (iii) in clause (a) of Section 6.03 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, provided that if the Subsidiary selling, transferring or otherwise disposing of its assets is a Guarantor, the transferee is a Loan Party;”

(e) Clause (c) of Section 6.04 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that if such loan or advance is made by a Loan Party to a Subsidiary that is not a Loan Party, the aggregate principal amount of all such loans and advances at any time outstanding shall not exceed $5,000,000;”

(f) Clause (b) of Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) sales, transfers and dispositions to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions (i) involving a Subsidiary shall be made in compliance with Section 6.07 and (ii) involving a transfer of assets from a Loan Party to a Subsidiary that is not a Guarantor shall not be permitted by this clause (b).”

(g) Section 6.12 of the Credit Agreement is hereby amended to replace the reference therein to the number “90” with a reference to “180”.

SECTION 7. Amendments to Article VII. Article VII of the Credit Agreement is hereby amended as follows:

(a) The first line of Article VII of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:”

(b) Article VII of the Credit Agreement is hereby amended to replace each reference therein to the term “this Article” with a reference to “this Section 7.01”.

(c) Clause (e) of Section 7.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(e) the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);”

(d) Clause (m) of Section 7.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(m) (i) any of the Loan Documents shall cease to be enforceable or in full force and effect (except as otherwise permitted pursuant to this Agreement) or (ii) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral with an aggregate value in excess of $5,000,000 purported to be covered thereby, except as permitted by the terms of any Loan Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or”

(e) The following sentence is inserted at the end of the last paragraph of Section 7.01:

“In addition to the other rights and remedies of the Administrative Agent and the Lenders set forth in the Loan Documents, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Uniform Commercial Code.

(f) Article VII of the Credit Agreement is hereby amended to add the following Section 7.02 thereto:

“SECTION 7.02. Application of Proceeds. At any time that an Event of Default has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, any proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its rights and remedies provided under the Loan Documents or at law or equity, shall be applied by the Administrative Agent in the following order:

First, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such sale, collection or other realization;

Second, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Third, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, LC Disbursements and other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, LC Disbursements and amounts owing under Swap Agreements entered into by the Borrower or any of its Subsidiaries with any Lender or any Affiliate of any Lender, ratably among the Lenders, the Issuing Bank and such Affiliates in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank; and

Last, the balance, if any, after all the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Subject to Section 2.05(e), amounts used to cash collateralize the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.”

SECTION 8. Amendments to Article VIII. Article VIII of the Credit Agreement is hereby amended as follows:

(a) The first sentence of Article VIII of the Credit Agreement is hereby amended by inserting the phrase “and of the other Loan Documents” immediately after the phrase “to exercise such powers as are delegated to the Administrative Agent by the terms hereof”.

(b) The third paragraph of Article VIII of the Credit Agreement is hereby amended and restated in its entirety as follows:

“The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders, the Required Revolving Credit Lenders or the Required Term Lenders, as the case may be (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or Section 2.05(j)), and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders, the Required Revolving Credit Lenders or the Required Term Lenders, as the case may be (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 or Section 2.05(j)) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or in connection with any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.”

(c) The last sentence of Article VIII of the Credit Agreement is hereby amended by inserting the phrase “any other Loan Document,” immediately after the phrase “continue to make its own decisions in taking or not taking action under or based upon this Agreement,”.

SECTION 9. Amendments to Article IX. Article IX of the Credit Agreement is hereby amended as follows:

(a) Section 9.01(a)(i) of the Credit Agreement is hereby amended by inserting the following at the end thereof:

“With a copy to:	GOODWIN PROCTER LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 Attn: Wesley C. Fredericks, Esq. Fax No.: (212) 355-3333

(b) Section 9.02(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement, Amendment No. 1, the Guaranties or the Collateral Documents or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.”

(c) Section 9.02(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Neither this Agreement nor, Amendment No. 1, the Guaranties nor the Collateral Documents nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement and Amendment No. 1, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any the Guaranties and the Collateral Documents, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of this Agreement, Amendment No. 1, the Guaranties or the Collateral Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (F) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender or (G) release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.”

(d) Section 9.02 of the Credit Agreement is hereby amended to add the following clause (c) thereto:

“(c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all Commitments and payment and satisfaction in full in cash of all Obligations, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent and the Lenders agree that in connection with any Sale and Leaseback Transaction relating to the Service Center that is permitted by this Agreement, upon the request of the Borrower and concurrently with such Sale and Leaseback Transaction, the Administrative Agent shall terminate the Service Center Mortgage and take whatever action that may be reasonably requested by the Borrower to release any and all security interests that the Administrative Agent, on behalf of itself and the Secured Parties, may have in the Service Center under the Loan Documents.”

(e) Section 9.03(a) of the Credit Agreement is hereby amended by (i) inserting the phrase “and the other Loan Documents” immediately after the phrase “the preparation and administration of this Agreement”, (ii) inserting the phrase “or thereof” immediately after the phrase “amendments, modifications or waivers of the provisions hereof” and (iii) inserting the phrase “or any of the other Loan Documents” after the phrase “in connection with the enforcement or protection of its rights in connection with this Agreement”.

(f) Subclause (i) of Section 9.03(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby,”.

(g) Section 9.05 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.”

(h) The second sentence of Section 9.06 of the Credit Agreement is hereby amended by inserting the phrase “, the other Loan Documents” immediately after the phrase “This Agreement”.

(i) Section 9.07 of the Credit Agreement is hereby amended by (i) inserting the phrase “or any other Loan Document” immediately after the phrase “this Agreement” and (ii) inserting the phrase “or thereof” immediately after the phrase “remaining provisions hereof”.

(j) Section 9.08 of the Credit Agreement is hereby amended by inserting the phrase “or any other Loan Document” immediately after the phrase “this Agreement”.

(k) Clauses (b), (c) and (d) of Section 9.09 of the Credit Agreement are amended by inserting the phrase “or any other Loan Document” immediately after each reference therein to the phrase “this Agreement”.

(l) Section 9.10 of the Credit Agreement is hereby amended by (i) inserting the phrase “, ANY OTHER LOAN DOCUMENT” immediately after the phrase “RELATING TO THIS AGREEMENT” and (ii) inserting the phrase “AND THE OTHER LOAN DOCUMENTS” immediately after the phrase “INDUCED TO ENTER INTO THIS AGREEMENT”.

(m) Section 9.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Loan Parties or their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.”

SECTION 10. Limited Waiver. The Lenders waive any Default or Event of Default (i) existing on or prior to the date hereof arising under Section 7.01 of the Credit Agreement as a result of the breach by the Borrower of Section 5.09 of the Credit Agreement to the extent, and only to the extent, that such Default or Event of Default resulted or results from the Borrower’s failure to cause each of its direct and indirect Domestic Subsidiaries to become a Guarantor; provided that each Domestic Subsidiary executes a Guaranty on or prior to the effective date of this Amendment, (ii) existing on or prior to the date hereof arising under Section 7.01 of the Credit Agreement as a result of a breach by the Borrower of any representation and warranty of the Credit Agreement by reason of the occurrence of the Data Security Breach of 2008 (as defined in the Credit Agreement, as amended) and (iii) existing on or prior to the date hereof arising under Section 7.01 of the Credit Agreement as a result of the breach by the Borrower of Section 6.09 of the Credit Agreement for the fiscal quarter ended June 30, 2009, to the extent, and only to the extent, that such Default or Event of Default resulted or results from EBITDA being reduced by charges related to the Data Security Breach of 2008 in an aggregate amount not to exceed $200,000,000. Except as expressly set forth in this Section 10, nothing contained in this Amendment shall be construed as a consent or waiver by the Administrative Agent or any Lender of any other covenant or provision of the Credit Agreement or the other Loan Documents, and the failure of the Administrative Agent or the Lenders at any time or times hereafter to require strict performance by the Borrower or any other Loan Party of any provision thereof shall not waive, affect or diminish any rights of the Administrative Agent or the Lenders to thereafter demand strict compliance therewith. Nothing set forth herein shall constitute a course of dealing among the parties, and neither the Administrative Agent nor the Lenders shall have any obligation to further amend, waive or modify any terms and provisions of the Credit Agreement or any of the other Loan Documents.

SECTION 11. Representations. To induce the other parties hereto to enter into this Amendment, each Loan Party represents and warrants that, after giving effect to each of the amendments and waivers set forth in this Amendment:

(a) the representations and warranties of such Loan Party contained in each Loan Document are true and correct on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties specifically refer to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date;

(b) No Default has occurred and is continuing;

(c) this Amendment, the Collateral Documents and each of the other Loan Documents has been, and the documents to be executed pursuant to Section 5.11 of the Credit Agreement will be, duly executed and delivered by each Loan Party and this Amendment and each other Loan Document constitutes, or will constitute, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles of general applicability; and

(d) execution and delivery by the Loan Parties of this Amendment, the Collateral Documents and each of the other Loan Documents, and consummation of the transactions contemplated hereby and thereby, (i) do not require any consent or approval of, registration or filing (other than financing statements) with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for other obligations to be completed pursuant to Section 5.11 hereof, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party (except for payments made pursuant to and in connection with the Loan Documents) and (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created by the Collateral Documents.

SECTION 12. Effectiveness. This Amendment shall become effective as of the date first written above upon the satisfaction of the following conditions:

(a) The Administrative Agent shall have received counterparts of this Amendment duly executed and delivered by (i) the Borrower, (ii) the Guarantors, (iii) the Required Lenders and (iv) the Administrative Agent.

(b) The Administrative Agent shall have received counterparts of the Guaranty duly executed and delivered by Heartland Acquisition, LLC, a Delaware limited liability company.

(c) The Administrative Agent shall have received counterparts of the Security Agreement duly executed and delivered by each Loan Party.

(d) All documents and instruments (including any Uniform Commercial Code financing statements) required to perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing; provided that, with respect to any Collateral the security interest in which may not be perfected by the filing of a Uniform Commercial Code financing statement or possession of such Collateral, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished on or prior to the Amendment No. 1 Effective Date after the Borrower’s use of commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the effectiveness of this Amendment, but such requirement to create a perfected security interest in such Collateral shall be satisfied after the Amendment No. 1 Effective Date in accordance with Sections 5.10 and 5.11 of the Credit Agreement.

(e) The Administrative Agent shall have received a perfection certificate from the Borrower, executed by a Financial Officer of the Borrower and dated a recent date prior to the Amendment No. 1 Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.

(f) The Administrative Agent shall have received a certificate, dated the Amendment No. 1 Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the representations and warranties set forth in Section 11 of this Amendment are true and correct as of the Amendment No. 1 Effective Date.

(g) The Administrative Agent shall have received for each of the Loan Parties:

(i) a copy of such Loan Party’s charter, by-laws and other similar organizational documents, as amended up to and including the Amendment No. 1 Effective Date (or a certification that there have been no changes to such documents since the Effective Date), (1) certified (to the extent such certification can be obtained) as of a recent date by the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, and (2) certified as of the Amendment No. 1 Effective Date by the secretary or assistant secretary of such Loan Party or the President, a Vice President or a Financial Officer of such Loan Party as being in full force and effect without further modification or amendment;

(ii) a good standing certificate or certificate of status from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Amendment No. 1 Effective Date;

(iii) signature and incumbency certificates of the officers of such Loan Party executing the Loan Documents to which it is a party, dated as of the Amendment No. 1 Effective Date; and

(iv) duly adopted resolutions of the board of directors or similar governing body of such Loan Party approving and authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Amendment No. 1 Effective Date, certified as of the Amendment No. 1 Effective Date by the secretary or assistant secretary of such Loan Party or the President, a Vice President or a Financial Officer of such Loan Party, as being in full force and effect without modification or amendment.

(h) The Administrative Agent shall have received all other amounts due and payable by the Loan Parties on or prior to the date hereof, including, to the extent invoiced, all fees, charges and disbursements of outside counsel for the Administrative Agent required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(i) The Administrative Agent, on behalf of itself and the Lenders executing this Amendment, shall have received a non-refundable amendment fee in the amount of (i) in the case of a Revolving Credit Lender, 25 basis points of such Lender’s Revolving Credit Commitment and (ii) in the case of a Term Lender, 25 basis points of such Lender’s aggregate unpaid principal amount of Term Loans outstanding as of the Amendment No. 1 Effective Date (the “Amendment Fee”).

(j) The Administrative Agent shall have received such other certificates, documents, instruments and agreements as the Administrative Agent or counsel to the Administrative Agent shall reasonably request.

SECTION 13. Effect of Amendment. From and after the effectiveness of this Amendment, each reference to “hereof’, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall refer to the Credit Agreement as amended by this Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders under the Credit Agreement or under any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 14. Confirmation of Loan Documents. The terms, provisions, conditions and covenants of the Credit Agreement, as amended by this Amendment, and the other Loan Documents remain in full force and effect and are hereby ratified and confirmed, and the execution, delivery and performance of this Amendment shall not, except as expressly set forth in this Amendment, operate as a waiver of, consent to or amendment of any term, provision, condition or covenant thereof. Without limiting the generality of the foregoing, nothing contained herein shall be deemed (a) except as expressly set forth herein, to constitute a waiver of compliance or consent to noncompliance by the Borrower or any Subsidiary with respect to any term, provision, condition or covenant of the Credit Agreement or any other Loan Document; (b) to prejudice any right or remedy that the Administrative Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document; or (c) except as expressly set forth herein, to constitute a waiver of compliance or consent to noncompliance by the Borrower or any Subsidiary with respect to the terms, provisions, conditions and covenants of the Credit Agreement and the other Loan Documents made the subject hereof. The Borrower represents and acknowledges that it has no claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of its obligations thereunder.

SECTION 15. Ratification of Guaranty. Each Guarantor hereby ratifies and confirms its Guaranty and each Guarantor hereby represents and acknowledges that it has no claims,

counterclaims, offsets, credits or defenses to the Loan Documents or the performance of its obligations thereunder. Furthermore, each Guarantor agrees that nothing contained in this Amendment shall adversely affect any right or remedy of the Administrative Agent or the Lenders under its respective Guaranty. Each Guarantor agrees that all references in such Guaranty to either the “Guaranteed Obligations” or the “Guarantied Obligations”, as applicable, shall include, without limitation, all of the obligations of the Borrower to the Administrative Agent and the Lenders under the Credit Agreement, as amended by this Amendment. Finally, each Guarantor hereby represents and warrants that the execution and delivery of this Amendment and the other Loan Documents executed in connection herewith shall in no way change or modify its obligations as a guarantor, debtor, pledgor, assignor, obligor and/or grantor under its respective Guaranty and shall not constitute a waiver by the Administrative Agent or the Lenders of any of their rights against such Guarantor.

SECTION 16. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 17. Fees and Expenses. The Borrower agrees to pay on demand all out-of-pocket costs and reasonable expenses of the Administrative Agent in connection with the negotiation, preparation, execution, and delivery of this Amendment and the other documents prepared in connection herewith, including, without limitation, the fees and out-of-pocket expenses of external counsel for the Administrative Agent.

SECTION 18. Counterparts. This Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment. Delivery of this Amendment may be made by telecopy or electronic transmission of a duly executed counterpart copy hereof; provided that any such delivery by electronic transmission shall be effective only if transmitted in .pdf format, .tif format or other format in which the text is not readily modifiable by any recipient thereof.

SECTION 19. Headings. Section and subsection headings in this Amendment are for convenience of reference only, and are not part of, and are not to be taken into consideration in interpreting, this Amendment.

SECTION 20. FINAL AGREEMENT. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:

HEARTLAND PAYMENTS SYSTEMS, INC.

By:	/s/ Robert H.B. Baldwin, Jr.
Name:	Robert H.B. Baldwin, Jr.
Title:	President & Chief Financial Officer

Signature Page to Amendment No. 1 and Limited Waiver

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender, Issuing Bank and as a Lender

By:	/s/ John A. Horst
Name:	John A. Horst
Title:	Vice President

Signature Page to Amendment No. 1 and Limited Waiver

SUNTRUST BANK, as a Lender

By:	/s/ Tim O’Leary
Name:	Tim O’ Leary
Title:	Managing Director

Signature Page to Amendment No. 1 and Limited Waiver

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas A. Crandell
Name:	Thomas A. Crandell
Title:	SVP

Signature Page to Amendment No. 1 and Limited Waiver

Each of the undersigned, as Guarantors, hereby (a) acknowledges this Amendment, and (b) makes the representations, warranties, confirmations and agreements set forth in Sections 11, 14 and 15 of this Amendment.

THE HEARTLAND PAYROLL COMPANY, L.L.C.

By:	/s/ Steven B. Gamary
Name:	Steven B. Gamary
Title:	Chief Financial Officer

DEBITEK, INC.

By:	/s/ Ron Farmer
Name:	Ron Farmer
Title:	President

HEARTLAND ACQUISITION, LLC

By:	/s/ Robert H.B. Baldwin, Jr.
Name:	Robert H.B. Baldwin, Jr.
Title:	President & Chief Financial Officer

Signature Page to Amendment No. 1 and Limited Waiver

Schedule 5.11

POST-CLOSING MATTERS

1. Within 5 Business Days after the Amendment No. 1 Effective Date (or such longer period of time as the Administrative Agent in its sole discretion shall permit), the Administrative Agent shall have received (i) to the extent the Equity Interests pledged pursuant to the Security Agreement are certificated, the certificates representing such Equity Interests, together with an undated stock power for each such certificate executed in blank by the pledgor thereof (or such other instrument of transfer required under local law), and (ii) any instruments evidencing any Indebtedness owed to any Loan Party pledged pursuant to the Security Agreement, indorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof if such Indebtedness has a principal outstanding amount in excess of $250,000.

2. Within 5 Business Days after the Amendment No. 1 Effective Date (or such longer period of time as the Administrative Agent in its sole discretion shall permit), the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Amendment No. 1 Effective Date) of Goodwin Procter LLP, counsel for the Loan Parties, covering such matters relating to the Loan Parties, this Amendment, the Credit Agreement as amended by this Amendment, the Guaranties and the Collateral Documents as the Required Lenders shall reasonably request. The Loan Parties request such counsel to deliver such opinion.

3. Within 60 days after the Amendment No. 1 Effective Date (or such longer period of time as the Administrative Agent in its sole discretion shall permit), the Administrative Agent shall have received such deposit account control agreements, each in form and substance reasonably satisfactory to the Administrative Agent, as are necessary to ensure that each Specified Deposit Account of the Loan Parties is subject to the “control” (within the meaning of Section 9-104 of the Uniform Commercial Code) of the Administrative Agent. For purposes hereof, “Specified Deposit Accounts” means each Deposit Account (as defined in the Security Agreement) subject to the requirements of Section 4.14(a) of the Security Agreement.

4. Within 45 days after the Amendment No. 1 Effective Date (or such longer period of time as the Administrative Agent in its sole discretion shall permit), the Borrower shall (i) execute and deliver to the Administrative Agent the Service Center Mortgage, subject only to Liens permitted by Section 6.02 of the Credit Agreement and (ii) cause its counsel to deliver to the Administrative Agent an opinion with respect to the Service Center Mortgage in form and substance reasonably acceptable to the Administrative Agent.

5. Within 30 days after the Amendment No. 1 Effective Date (or such longer period of time as the Administrative Agent in its sole discretion shall permit), the Borrower shall deliver to the Administrative Agent evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with certificates of insurance and endorsements, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured (with respect to liability policies) or loss payee (with respect to property policies), as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral.

Schedule 6.02

EXISTING LIENS

1. Lien on certain office equipment of Heartland Payment Systems in favor of Vencore Solutions LLC, purportedly perfected by the filing of UCC # 1641164 with the Delaware Secretary of State on May 12, 2008, as amended by the filing of UCC # 0778719 with the Delaware Secretary of State on March 11, 2009.

2. Lien on certain office equipment of Heartland Payment Systems in favor of Vencore Solutions LLC, purportedly perfected by the filing of UCC # 2132056 with the Delaware Secretary of State on June 20, 2008, as amended by the filing of UCC # 0778644 with the Delaware Secretary of State on March 11, 2009.

3. Lien on certain office equipment of Heartland Payment Systems in favor of Vencore Solutions LLC, purportedly perfected by the filing of UCC # 2637567 with the Delaware Secretary of State on August 1, 2008, as amended by the filing of UCC # 0778511 with the Delaware Secretary of State on March 11, 2009.

4. Lien on certain office equipment of Heartland Payment Systems in favor of Vencore Solutions LLC, purportedly perfected by the filing of UCC # 2832739 with the Delaware Secretary of State on August 19, 2008, as amended by the filing of UCC # 0778388 with the Delaware Secretary of State on March 11, 2009.

5. Lien on certain office equipment of Heartland Payment Systems in favor of Forsythe/McArthur Associates, Inc., purportedly perfected by the filing of UCC # 1468493 with the Delaware Secretary of State on April 24, 2008.

6. Lien on certain copy machines of The Heartland Payroll Company, L.L.C. in favor of American Financial Resources, purportedly perfected by the filing of UCC # OH00099938751 with the Ohio Secretary of State on March 21, 2006.

7. Lien on certain copy machines of The Heartland Payroll Company, L.L.C. in favor of American Financial Resources, purportedly perfected by the filing of UCC # OH00123869321 with the Ohio Secretary of State on February 14, 2008.